Free Writing Prospectus

Dated April 7, 2009

Filed Pursuant to Rule 433(d)

Registration No. 333-149075

Registration No. 333-149075-02

Pxing Details $840mm CARMAX 2009-1. . . (TALF Eligible)

LEADS:		BAS/JPM.	CO-MGR:	BAR/WACH		BAS B/D

		WAL	M/S/F	PWIN	LGL	BENCH	YLD	PRICE	CPN
A1	$182.0	0.29y	P-1/A-1+/F1+	5/09-11/09	5/07/10	iLr+40	1.66428	100
A2	254.0	0.97	Aaa/AAA/AAA	11/09-09/10	11/15/11	EDSF+215	3.342	99.99143	3.31
A3	260.0	1.97	Aaa/AAA/AAA	09/10-11/11	3/15/13	EDSF+265	4.160	99.99167	4.12
A4	144.0	3.02	Aaa/AAA/AAA	11/11-10/12	12/16/13	Swaps+400	5.883	99.99397	5.81
B	106.5	3.76	**/A/**
C	33.5	3.84	**/BB/**

CARMAX AUTO OWNER TRUST 2009-1

CARMX 2009-1 IS TALF ELIGIBLE

PRICING SPEED: 1.3ABS OPTIONAL CLEAN-UP CALL: 10% ALL CLASS A NOTES ARE ERISA ELIGIBLE.

ALL CLASS A NOTES ARE FIXED RATE

CLASSES B AND C ARE NOT OFFERED

SETTLES APRIL 14 FLAT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.